                                                                   Exhibit 10.35

                 COLLABORATIVE RESEARCH AND LICENSE AGREEMENT


          THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is made effective as of the 15th day of January, 2001 (the "Effective Date") by and between MICROCIDE PHARMACEUTICALS, INC., a Delaware corporation ("Microcide"), having its principal place of business at 850 Maude Avenue, Mountain View, California, USA 94043; and NAEJA PHARMACEUTICAL INC., an Alberta corporation ("NAEJA"), with its principal place of business at #2, 4290-91A Street, Edmonton, Alberta, Canada T6E 5V2. Microcide and NAEJA are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

          WHEREAS:

A. Microcide is a biotechnology company involved in the development of products useful for the treatment of infectious diseases or conditions.

B. Microcide is currently conducting preclinical studies on its proprietary fungal efflux inhibitors, and intends to discover and develop other compounds of this class, or other classes for combining with an appropriate Azole antifungal agent for the treatment of infectious diseases or conditions in the future.

C. NAEJA is a pharmaceutical company focusing on the discovery and development of human pharmaceutical drug candidates and has identified certain classes of Azole antifungal agents of interest to Microcide.

D. The Parties entered into a binding letter agreement, dated December 14, 2000, under which the Parties entered into the collaboration, effective January 15, 2001 (the "Letter Agreement"). On March 7, 2001, the Parties entered into an amendment to the Letter Agreement (the "Amendment"), amending the collaboration. The Letter Agreement and the Amendment, shown as Exhibit C and Exhibit D respectively, which shall not be deemed part of this Agreement, are considered by the Parties to be consistent in all respects with this Agreement. The Parties agree that in the case of any ambiguity in this agreement, such ambiguity shall, if possible, be resolved in a manner which is consistent with the Letter Agreement and the Amendment. In case of any conflict between the Letter Agreement, the Amendment and this Agreement, this Agreement (without Exhibits C and D) will govern.

E. The Parties desire to continue to collaborate to research, develop and commercialize drugs based upon the combination of an Azole antifungal agent and a fungal efflux inhibitor; or an Azole antifungal alone, within these classes worldwide for the treatment of infectious diseases or conditions in the future on the terms and conditions provided in this Agreement.


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                   ARTICLE I
                                  DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

          "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with NAEJA or Microcide. For purposes of this Section 1.1, "control" shall mean direct or indirect beneficial ownership of greater than fifty percent (50%) of the voting stock or equity, or greater than fifty percent (50%) interest in the income of such corporation or other business entity; provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

          "Candidates" means Compounds identified by the Project Teams, pursuant to Section 3.3, for evaluation and recommendation by the JRC for possible Development.

          "Class" means one (1) of the generic classes of molecules described in Exhibit A.

          "Collaboration" means the program of joint Research to be conducted by the Parties pursuant to the Program Plan.

          "Commercialization" shall mean all activities undertaken by a Party relating to the manufacture and sale of Products, including without limitation advertising, education, marketing distribution, market and post approval product support clinical studies conducted after Regulatory Approval of a Product.

          "Compound" means any compound that is included in a Class.

          "Control" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

          "Development" means the activities conducted by Microcide pursuant to
          Section 3.4 and following selection of a Candidate for IND-enabling studies pursuant to Section 3.3, including without limitation, pre-clinical studies, clinical studies and other activities directed toward obtaining Regulatory Approval of a Product and new indications thereof, and all activities relating to developing the ability to manufacture the same in quantities greater than those required to perform Research.

          "Drug Approval Application" means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

          "Field" means the treatment, diagnosis, monitoring or prevention of fungal infections in humans.

          "FTE" means one (1) fulltime equivalent research employee dedicated by a Party to the Collaboration, or in the case of less than a full-time dedicated scientific person, a full-time, equivalent person year based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of work on or directly related to the Collaboration.

          "IND" or "Investigational New Drug Application" shall mean an application for approval by the FDA or the equivalent non-U.S. regulatory authority, to commence human clinical testing of a drug.

          "Information" means techniques, assays, data and chemical, physical or biological materials relating to the composition of matter, use or manufacture of Compounds within Classes, Compounds and/or Products, including inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data or descriptions.

          "Intermediate" means compounds that are precursors to, or intermediate compounds in the manufacture or synthesis of, Compounds within a Class. Intermediates shall include Microcide Intermediates.

          "Joint Patent" shall have the meaning assigned to it in Section
          10.1(c).

          "Joint Research Committee" or "JRC" means the committee established as required by Section 2.1;

          "Microcide Intermediate" means all Intermediates Controlled by NAEJA or made by Affiliates, employees, agents or independent contractors of either Party or both Parties, solely or jointly, during the course of performing under the Program, other than any Intermediate that has all of the following characteristics: (i) it is not within a Class; (ii) it is patentably distinct from all compounds within Classes; and (iii) it can reasonably be believed to have potentially one or more uses other than for the manufacture or synthesis of a compound within a Class.

          "Microcide Know-how" means Information which (i) Microcide discloses to NAEJA under this Agreement and (ii) is within the Control of Microcide. Notwithstanding anything herein to the contrary, Microcide Know-how shall exclude Microcide Patents.

          "Microcide Patent" means a Patent which covers the discovery, evaluation, manufacture, use, sale, offer for sale and/or import of compounds within the Classes, Compounds and/or Products, which Patent is Controlled by Microcide. "Microcide Patents" shall include Program Patents.

          "Major European Market" means any of the following countries: France, Germany, Italy, Spain and the United Kingdom.

          "NAEJA Know-how" means Information which (i) NAEJA discloses to Microcide under this Agreement and (ii) is within the Control of NAEJA. Notwithstanding anything herein to the contrary, NAEJA Know-how shall exclude NAEJA Patents.

          "NAEJA Patent" means a Patent which covers the discovery, evaluation, manufacture, use, sale, offer for sale and/or importation of compounds within the Classes, Compounds and/or Products, which Patent is Controlled by NAEJA. "NAEJA Patent" shall include Intermediate Patents.

          "Net Sales" means the [*] by a Party or any of its Affiliates (each, a "Seller") from all sales, including without limitation [*], by Seller of any Product, which shall be reflected in Seller's books and records maintained in accordance with the accounting principles used by the applicable entity consistently applied across all of its products (which principles will comply with Generally Accepted Accounting Principles), less the following deductions with respect to such sale, [*].

          "Patent" means all (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, term restorations and foreign counterparts thereof, and (ii) pending (at any time while this Agreement is in effect) applications for United States patents and foreign counterparts thereof.

          "Phase I Clinical Trials" means those human clinical trials on sufficient numbers of normal volunteers and patients that are designed to establish that a drug is safe for its intended use, and to support its continued testing in Phase II Clinical Trials.

[*] Confidential Treatment Requested

          "Phase II Clinical Trials" means those human clinical trials on sufficient numbers of patients that are designed to establish safety and assess the biological activity of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the to be prescribed dosage range.

          "Phase III Clinical Trials" means those pivotal human clinical trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the to be prescribed dosage range, and intended to support Regulatory Approval of such drug.

          "Product" means any formulation of a product incorporating a Compound.

          "Program" means the Research of Products carried out by the Parties pursuant to the Program Plan.

          "Program Invention" shall have the meaning given such term in Section 10.1(b).

          "Program Patents" shall have the meaning given such term in Section 10.1(b).

          "Program Plan" shall have the meaning given such term in Section 3.1.

          "Program Term" shall mean the duration of the Program as set forth in
          Section 3.6.

          "Project Team" means a project team established as required by Section 2.4.

          "Regulatory Approval" means any approvals (including pricing and reimbursement approvals, if appropriate), product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export or sale of Products in a regulatory jurisdiction.

          "Research" means activities conducted jointly by the Parties under the Program Plan in connection with selection of a compound in a Class as a Compound pursuant to Section 3.3, and any other studies conducted by a Party or the Parties together prior to commencement of Development of a compound.

          "Sublicense Revenues" means all amounts, other than reimbursement specifically for [*], that a Party or its Affiliates [*].

[*] Confidential Treatment Requested

          "Territory" shall mean the entire world.

          "Third Party" means any entity other than NAEJA or Microcide or their respective Affiliates.

          "Valid Claim" means a claim of (a) an issued patent, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid or unenforceable by a court of competent jurisdiction in a decision from which no appeal has or can be taken, or (b) a patent application, so long as such application is being prosecuted and the claim in question has not been abandoned by the owner of the application (provided that such application has been pending for a period not to exceed [*] from the date such application takes priority).

                                   ARTICLE 2
                   JOINT RESEARCH COMMITTEE AND PROJECT TEAM

2.1       Formation of Joint Research Committee; Decision Making
          ------------------------------------------------------

          The Parties shall establish a Joint Research Committee having a total of four (4) members within thirty (30) days after the Effective Date, which shall have responsibility for strategic oversight and management of Research efforts for Products pursuant to the Program Plan. NAEJA and Microcide each shall select two (2) representatives to serve as members of the Joint Research Committee, each of whom shall have senior management responsibilities for the Party appointing such member. Each Party shall have the right at any time to replace its representatives on the JRC. Either Party may designate a substitute for a committee member to participate in a meeting in the event one of that Party's regular committee members is unable to be present at such meeting. As Research of Products progresses, the composition of the Joint Research Committee shall change from time to time to include members from each Party with expertise appropriate for the stage of Research then being conducted. The Joint Research Committee shall be operative during the Program Term. The Joint Research Committee shall make decisions only by unanimous vote after an open discussion of the matters as to which decisions are being made. If the JRC is unable to resolve any disagreement among its members, then the JRC shall submit such disagreement to the Chief Executive Officer of each party, who shall meet within fifteen (15) days of such submission and attempt to resolve such disagreement. If the Chief Executive Officers cannot resolve such dispute, either party shall have the right to initiate dispute resolution pursuant to Section 14.2.

[*] Confidential Treatment Requested

2.2       Meetings
          --------

          Meetings of the Joint Research Committee may be called by either Party on twenty-one (21) days written notice to the other Party, unless such notice is waived in writing by the Parties. The Joint Research Committee will meet at least once every calendar quarter following its formation, with the site of such meetings alternating between Microcide's facility in Mountain View, California and NAEJA's facility in Edmonton, Alberta, or such other site as to which the Parties may mutually agree. Each Party will bear its own costs for participation in the Joint Research Committee meetings. One member of the hosting party will chair the meeting. The chairperson will prepare minutes of each meeting of the Joint Research Committee, which minutes will not be finalized until one of the other Party members of the Joint Research Committee reviews and confirms the accuracy of such minutes, which confirmation shall be given no later than ten
(10) days after such minutes are submitted for review to the other Party. Such minutes shall be deemed Confidential Information of each Party under Section 9.1.

2.3       Responsibilities of the Joint Research Committee During the Program
          -------------------------------------------------------------------
Term
----

          The Joint Research Committee shall oversee the Research of Products in order to obtain Regulatory Approvals, including, but not limited to, the following activities: (i) selection and substitution of Compounds for designation as Candidates based upon the presentations and recommendations of the Project Team; (ii) review of the overall strategy for Research of all Products; (iii) review and approval of the Program Plan; (iv) resolution of issues that remain unresolved by the Project Team; (v) approval of the specifications for each Compound or Product as proposed by the Project Team;
(vi) selection of Third Party manufacturers of Compounds for Research activities; (vii) determination of the appropriate composition of the Project Team as set forth in Section 2.4; and (viii) performance of such other functions as appropriate for Research of Products, as may be agreed to in writing by the Parties.

2.4       Establishment of the Project Team; Membership; Responsibilities
          ---------------------------------------------------------------


          Each Party shall appoint representatives, pursuant to this Section 2.4, to oversee the day-to-day activities of the Parties under the Program (the "Project Team"). The Parties shall establish a Project Team for each Class of compounds. The number and composition of the membership of each Project Team will vary from time to time during Research of each Product, with each Party providing at least two (2) members of each Project Team at all times. The Joint Research Committee shall determine the number of members for each Project Team and the appropriate areas of expertise required for each Project Team as Research of each Product progresses. Each Project Team shall meet by teleconference at least once (1) per month, and shall maintain more frequent ongoing communication by telephone or electronic mail as appropriate to fulfill its obligations under this Section 2.4. In all other respects, the Project Team shall follow the same procedures as to decision-making and quarterly meetings as the Joint Research Committee, with the Project Team Leader having the responsibility for preparing minutes of such quarterly meetings, such minutes to be deemed Confidential Information of each Party pursuant to Section 9.1.
The Project Team will:

     (a) coordinate the flow of Information and the Parties' efforts under the Program Plans with respect to Research of each Product;

     (b) propose to the Joint Research Committee Compounds for recommended designation as Candidates;

     (c) propose to the Joint Research Committee Program Plans for the Research of Products for review as provided in Section 3.2;

     (d) propose to the Joint Research Committee specifications for the manufacture of Products for Research activities;

     (e) coordinate disclosure of inventions and preparation and filing of patent applications pursuant to Article 10; and

     (f) perform such other activities as the Parties may agree in writing.


          The Project Team members shall attempt to resolve any issues or disputes between the Parties relating to Research of Products after a full discussion, except for those responsibilities allocated to the Joint Research Committee as provided in Section 2.3. If the Project Team is unable to resolve such issues within fifteen (15) days after all members of the Project Team become aware of such issue or dispute, then such issue shall be submitted for resolution by the Joint Research Committee. If the JRC is unable to resolve such issues within fifteen (15) days after all members of the JRC become aware of such issue or dispute, then such issue shall be submitted to the Chief Executive Officer of each party, who shall meet within fifteen (15) days of such submission and attempt to resolve such dispute. If the Chief Executive Officers cannot resolve such dispute, either party shall have the right to initiate dispute resolution pursuant to Section 14.2.


                                   ARTICLE 3
                                    PROGRAM

3.1       Program Plan


          The Parties shall perform Research activities jointly as provided in the plan for initial non-clinical and pre-clinical Research of Products in the Field (including manufacturing scale-up work) set forth below in Exhibit B (the "Program Plan") and as revised from time to time pursuant to Section 3.2. Each Party shall perform its responsibilities detailed in the Program Plan in a professional and timely manner.

3.2       Updates to Program Plan

          The Program Plan for the calendar year 2001 has been agreed to by the Parties as set forth in Section 3.1. The Project Team shall update the Program Plan annually beginning in the year 2002 by formulating and presenting its proposal therefor to the Joint Research Committee prior to October 1 of each year preceding the year covered by such proposal. The Project Team shall make revisions to its proposal based upon Joint Research Committee comments and present by November 15 of such year the revised proposal to the Joint Research Committee for final approval by December 1 of such year. Each Program Plan shall describe the proposed overall program of Research of Products and related technology, including for each Class, Compound and Product, relevant Research activities therefor. Additionally, the Program Plan shall contain details regarding the quantities of compounds within Classes necessary to conduct the Program, and projections of costs to scale up manufacturing processes for which Microcide is responsible pursuant to Section 3.7(d).

3.3       Selection of Candidates
          -----------------------

          The Parties shall jointly conduct Research on the Classes pursuant to the Program Plan to identify which compounds included in such Class have [*] for Development of Products based thereon. Upon completion of or during such Research, the Project Team shall recommend to the Joint Research Committee compounds based upon [*] from each Class for commencement of [*] studies and subsequent studies necessary for Development of such compounds into potential Products. After selection of the compounds, the Parties shall jointly conduct additional Research to allow: (i) the Project Team to recommend to the Joint Research Committee, (ii) the Joint Research Committee to recommend to Microcide, and (iii) for Microcide to select, Candidates from Exhibit A Classes for Development into Products.

3.4       Development
          -----------

          After selection of the Candidates, Microcide shall use reasonable efforts to conduct development of Products in countries within the Territory that Microcide, in its sole discretion, selects and as necessary to gain Regulatory Approvals for such Products ("Development"). With respect to chemical process development services in support of manufacture of small quantities of Products, Microcide shall [*] to provide such services, on terms to be negotiated in good faith. If, after 30 days, such agreement is not reached between [*] to provide such services, provided that such agreements shall be [*]. If requested by Microcide, [*] in qualifying and securing Third Party chemical

[*] Confidential Treatment Requested
process development and manufacturing sources for Product. Microcide shall [*].

3.5       Personnel and Resources
          -----------------------

          Each Party agrees to commit the personnel, facilities, expertise and other resources reasonably needed to perform its responsibilities under the Program Plan. During each of the first [*] during the Program Term, [*] shall, [*] in accordance with Section 3.7, maintain one group of [*] FTEs (the "First Group") and a second group of [*] FTEs (the "Second Group") devoted to performing [*] responsibilities under the Program Plan, each of whom shall be appropriately qualified to perform such work; [*]. In addition, from time to time upon the Parties' mutual written agreement, [*] will maintain [*] additional FTEs committed to performance of [*] responsibilities under the Program Plan.

3.6       Term of the Program
          -------------------

          The Program commenced as of January 15, 2001 and shall expire on the second anniversary thereof, unless terminated earlier by either party pursuant to the provisions of this Agreement, or extended by mutual agreement.

3.7       Program Funding
          ---------------

     (a)       Party Activities. Except as provided in Sections 3.7(b), (c) and
               ----------------
          (d), [*] shall fund all activities for Research and Development of Products that are conducted by [*].

     (b)       Funding for research expenses and renovations. Microcide shall
               ---------------------------------------------
          pay to NAEJA a one-time funding of US $[*] for research expenses for renovations and equipment to be used entirely at NAEJA's discretion. The forgoing payment shall be made within ten (10) days after the Effective Date. Any property acquired by NAEJA with such funding shall be the sole and absolute property of NAEJA.

     (c)       FTE Funding by [*].  [*] shall to pay [*] research
               ------------------
          funding based on the number of FTEs of [*] involved in performing [*] Research activities under the Program (both during [*], as determined under Section 3.5. For each such FTE in the First Group (as defined in Section 3.5), [*] shall pay [*] at an annualized rate of US $[*] per FTE that is [*] employee for the first year of the Program Term and US $[*] per FTE that is a [*] employee for the second year of the

[*]  Confidential Treatment Requested

          Program Term and US $[*] per FTE that is a [*] employee for the second year of the Program Term and any extensions thereafter. For each such FTE in the Second Group (as defined in Section 3.5), [*] shall pay [*] at an annualized rate of US $[*] per FTE that is a [*] employee during the Program Term and any extensions thereafter. The foregoing FTE payment amounts shall be adjusted upward annually effective January 1 of each year, beginning with January 1, 2002, by a percentage equal to the percentage change in the Consumer Price Index for all items for [*] for the immediately preceding calendar year as published by [*]. The amounts to be paid to [*] under this Section 3.7(c) shall be paid in advance on a semiannual basis on or before the first day of February, and August during the term of the Program.

     (d)       Scale-Up Costs: [*] shall pay all direct costs reasonably
               --------------
          incurred by [*] to purchase chemicals solely as required for scale-up work to be performed pursuant to the Program Plan for production of amounts of Products in excess of [*] per manufacturing run, provided that such costs do not exceed [*] of those estimated in the relevant Program Plan unless approved in advance and in writing by the Joint Research Committee. [*] shall invoice [*] for such costs, payable thirty (30) days from receipt of such invoice by [*], with supporting documentation for such costs attached to the invoice.

3.8       NAEJA May be Requested to Perform Microcide Obligation
          ------------------------------------------------------

          Microcide may request that NAEJA perform at Microcide's cost, all or any portion of Microcide's obligation to (i) carry out the optimization work on its fungal efflux pump inhibitors; and (ii) carry out secondary microbiological profiling and downstream preclinical evaluations including but not limited to ex vivo studies, in vivo studies, and preliminary toxicology. If NAEJA agrees to perform such obligations, Microcide shall pay to NAEJA funding based on the number of FTEs of NAEJA involved in performing such obligations at an annualized rate of US $[*] per FTE that is a NAEJA employee; provided that the number of such FTEs shall be agreed upon in writing in advance of NAEJA's performance of such obligations. Such funding shall be paid in the manner and subject to the adjustments contemplated in Section [*]. Microcide shall also reimburse NAEJA for the [*] to perform such obligations; provided, however, that Microcide shall have no obligation for such reimbursements unless [*].

3.9       Regulatory Matters
          ------------------

     (a)       Compliance with Regulations. Each Party shall conduct its efforts
               ---------------------------
          under this Agreement in compliance with all applicable regulatory requirements.

     (b)       Drug Approval Applications. Microcide shall be responsible for
               --------------------------

[*]  Confidential Treatment Requested
          preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Products in such countries of the Territory as Microcide, in its sole discretion, selects, including preparing all reports necessary for filing a Drug Approval Application for Products in the such countries. Microcide shall be responsible for prosecuting all such Drug Approval Applications in such countries. Microcide shall provide to NAEJA reports regarding the status of each pending and proposed Drug Approval Application in the Territory. If Microcide desires to request the assistance of NAEJA in preparing regulatory filings or Drug Approval Applications for Products in the Territory, it shall so notify NAEJA and [*].

     (c)       Adverse Event Reporting. Each Party shall report to the other
               -----------------------
          Party, immediately upon receipt of the information by the first Party, any serious adverse event of which it becomes aware in connection with the use of a Product, and shall provide to the other Party copies of all reports that may be relevant to Products that are made to regulatory authorities concerning material safety, efficacy or quality matters with respect to any Products. Prior to the first Regulatory Approval for Product anywhere in the world, the Parties shall agree on a formal adverse event reporting protocol to conform with the respective regulatory obligations of Microcide and NAEJA, their Affiliates and sublicensees.

3.10      Reports
          -------

          The Parties shall communicate regarding the progress under, and data resulting from performance of, the Program Plan via the Project Team. In addition, during the first two (2) years of the Program, each Party shall provide to the Joint Research Committee reports summarizing such Party's Research efforts for Products. Such reports will be provided at least ten (10) days in advance of each quarterly Joint Research Committee meeting and shall summarize such Party's efforts after the date of its report provided pursuant to this Section 3.10 for the previous quarter.


                                   ARTICLE 4
                            EXCLUSIVITY; DILIGENCE

4.1       Diligent Efforts
          ----------------

          The Parties shall perform their responsibilities under this Agreement, including their responsibilities under the Program Plan and subsequent Development of Products, [*] and shall reasonably cooperate with each other in performing such work. The Parties shall keep the Joint Research Committee informed of material developments relating

[*]  Confidential Treatment Requested
to Products.

4.2       Reversion of Rights to a Compound
          ---------------------------------

          After the Joint Research Committee recommends, and Microcide selects a Candidate Compound from a Class, NAEJA may request, no more than twice per calendar year, a written update on the status of Microcide's activities in Development of the corresponding Product during the six (6) months immediately prior to such request, which Microcide shall provide within thirty (30) days following such request. If Microcide fails to provide a report or if Microcide's report indicates that neither Microcide nor its Affiliates or licensees have performed any activity in any country during the six (6) month period preceding the date of such report, and if such inactivity was not the consequence of force majeure events as described in Section 14.3, then NAEJA may terminate the licenses granted to Microcide pursuant to Article 5 with respect to such Compound and related Product upon sixty (60) days written notice, if Microcide or its Affiliates, as applicable, fails to commence or resume reasonable efforts with respect to Research, Development or Commercialization of such Compound and related Product in any country within such sixty (60) day notice period. In the event such licenses are terminated, Microcide shall be deemed to have granted to NAEJA a worldwide, royalty-free, sublicensable, exclusive license under the Program Inventions and Program Patents to research, develop, make, have made, use, sell, offer for sale and import products incorporating such compound in the Field ("Reversion Products") and shall promptly provide to NAEJA all Information in its possession relating to such Compound and such Reversion Product. In the event Microcide's rights terminate with respect to a Compound or Product, such Compound shall cease to be a Compound, and the Class including such Compound shall cease to be a Class, under this Agreement.


                                   ARTICLE 5
                                   LICENSES

5.1       Research and Development License to Microcide
          ---------------------------------------------

          Subject to the terms and conditions of the Agreement, NAEJA hereby grants to Microcide a worldwide, exclusive, non-royalty-bearing license, with the right to grant sublicenses, under NAEJA Patents and NAEJA Know-how, solely to perform Microcide's Research and Development obligations under this Agreement.

5.2       Commercialization License to Microcide
          --------------------------------------

          Subject to the terms and conditions of this Agreement, NAEJA hereby grants to Microcide an exclusive (even as to NAEJA), royalty-bearing license, with the right to grant sublicenses, under the NAEJA Patents and NAEJA Know-how to make, have made, use, import, offer, sell, offer for sale and have sold Products in the Territory.

5.3       License to Microcide Under NAEJA Intermediate Patents
          -----------------------------------------------------

          Subject to the terms and conditions of this Agreement, NAEJA hereby grants to Microcide an exclusive (even as to NAEJA), royalty-free license, with the right to grant sublicenses, under the NAEJA key intermediate [*] patent as depicted by NAEJA patent #US application [*].

5.4       Reservation of Rights
          ---------------------

          Except as expressly provided in this Section 5, no right, title, or interest is granted by Microcide to NAEJA or by NAEJA to Microcide.


                                   ARTICLE 6
                              MILESTONE PAYMENTS;
                        ROYALTY AND SUBLICENSE PAYMENTS

6.1       Milestone Payments
          ------------------

          Microcide shall make the following one-time milestone payments to NAEJA within sixty (60) days after the first achievement of each of the following milestones with respect to each Product in each Class developed by Microcide, its Affiliate, or sublicensee:

--------------------------------------------------------------------------------
                    MILESTONE                             PAYMENT**
--------------------------------------------------------------------------------

A.       Selection of Candidate compound

      by Microcide                                      $    [*]

B.       Commencement of Phase I Clinical
      Trials for a Product in the United States* -      $    [*]

C.       Commencement of Phase III Clinical
      Trials for a Product in the United States* -      $    [*]

D.       Regulatory Approval in the United States
      of a Product -                                    $    [*]

E.       Regulatory Approval of a Product
      in a Major European Market -                      $    [*]

Total Milestones (for each Product in each Class)       $    [*]

* Commencement of a clinical trial will be deemed to occur upon the first dosing of the first patient in such trial.
**  Amounts provided are in United States Dollars.

[*]  Confidential Treatment Requested

     (a) For the purposes of this Section 6.1, Products containing the same Compound, but in different formulations, shall be deemed to be [*] for determining Microcide's milestone payment obligations hereunder.

     (b) Microcide shall not be obligated to make payments under this Section
     6.1 with respect to achievement of a given milestone for any Product which:
     (i) is a [*] which has previously achieved that milestone; or (ii) is an [*] Product, nominally through preclinical and Phase I clinical trials, for the purpose of [*] to advance to Regulatory Approval. Microcide shall confer with NAEJA to establish that the circumstances described in (i) and/or (ii) above are in effect with respect to Products.

6.2       Royalties on Net Sales by Microcide or Affiliates
          -------------------------------------------------

          In the event Microcide or its Affiliates develops or markets a Product on their own, Microcide shall pay NAEJA a royalty equal to [*] of Net Sales of such Product. In the event Microcide or its Affiliates develops or markets a product on their own, comprised of a fixed combination of a Microcide fungal efflux pump inhibitor and a non-NAEJA azole, Microcide shall pay NAEJA a royalty equal to [*] of Net Sales of such product.

6.3       Sublicense Revenue Payments
          ---------------------------

          In the event Microcide or its Affiliates enters into an agreement with a Third Party for the Development or marketing of a Product, Microcide shall pay NAEJA a royalty equal to: (i) [*] of all Sublicense Revenues for such Product that Microcide or its Affiliates receive if such Product is a fixed combination Azole antifungal plus fungal efflux pump inhibitor; or (ii) [*] of all Sublicense Revenues for such Product that Microcide or its Affiliates receive if such Product is a stand-alone Azole antifungal product.

6.4       Royalty and Sublicense Revenue Payment Term
          -------------------------------------------

          All royalty and Sublicense Revenue payments due to NAEJA pursuant to Sections 6.2 and 6.3 shall be paid, on a country-by-country and Product-by-Product basis from the date of the first commercial sale of such Product by Microcide in a particular country until the expiration of the last to expire Valid Claim covering the manufacture, use, sale, offer for sale or import of such Product that is included in any NAEJA Patents or Program Patents in a country within the Territory. For the purposes of this Section 6.4, the term "first commercial sale" means, with respect to any Product in any country, the first sale of such Product in such country by Microcide or its Affiliates or sublicensees to a Third Party for use or consumption by the general public after all Regulatory Approvals have been obtained for such country.

6.5       Royalty and Sublicense Revenue Payments and Reports
          ---------------------------------------------------

[*]  Confidential Treatment Requested

          Microcide shall deliver a report summarizing its Net Sales and Sublicense Revenues for any Products during preceding quarter to NAEJA within forty five (45) days following the end of each such calendar quarter for which royalties or payments are due. Microcide shall pay any royalties or payments payable to NAEJA under this Agreement within forty five (45) days following the due date for the report.

6.6       Foreign Sales
          -------------

          The remittance of royalties and Sublicense Revenue payments payable on sales outside the United States shall be payable in United States Dollar equivalents at the official rate of exchange used for purchase, with United States Dollars, of such local currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar semi-annual calendar period in which the royalties are payable. Microcide shall pay royalties by wire transfer of immediately available funds to an account designated by NAEJA. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of NAEJA or its nominee in any commercial bank or trust company of such NAEJA's choice located in that country.

6.7       Foreign Taxes
          -------------

          Any tax required to be withheld by a Party under the laws of any foreign country for the accounts of the other Party shall be promptly paid by the first Party for and on behalf of the other Party to the appropriate governmental authority, and the first Party shall use diligent efforts to furnish the other Party with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority.
Any such tax that the first Party actually pays on the other Party's behalf shall be deducted from royalty or other payments due the other Party under this Agreement.

6.8       Record Keeping
          --------------

          During the term of this Agreement, Microcide shall keep full and accurate books and records setting forth, for the Products, all information reasonably necessary and in sufficient detail to allow the calculation of payments to be paid by Microcide pursuant to this Agreement. During the term of this Agreement and for a period of three (3) years thereafter, Microcide shall permit an independent certified public accounting firm of nationally recognized standing selected by NAEJA and reasonably acceptable to Microcide, at NAEJA's expense, to examine relevant books and records during normal business hours and with reasonable advance written notice. Such accounting firm shall disclose to NAEJA only whether the reports are correct or incorrect and, if incorrect, the amount by which such reports reveal an underpayment to NAEJA. If it is determined that, in respect of any royalty or Sublicense Revenue payment, there was an underpayment of amounts due to NAEJA of [*] or more, without prejudice to any other rights NAEJA may have,

[*] Confidential Treatment Requested

Microcide shall promptly pay to NAEJA the balance of the amounts due and shall also reimburse NAEJA for the reasonable Third Party costs directly related to such verification examination. All books and records shall be maintained by Microcide at its office in Mountain View Ca., or as otherwise agreed by the Parties.


                                   ARTICLE 7
                            MANUFACTURE AND SUPPLY

7.1       Research Material Supply
          ------------------------

          The Program Plan sets forth the Parties' responsibilities for all preclinical supply of compounds within Classes, Compounds and Products for non-clinical, Research-scale studies. In accordance with the Program Plan, NAEJA and Microcide shall develop the process for manufacturing bulk Compound and Products therefrom and scale-up such processes as required for the conduct of studies under the Program Plan, which shall not require compliance to Good Laboratory Practice requirements promulgated by the FDA (or foreign equivalent) ("GLP"). The compounds within Classes, Compounds and Product supplied under this Section 7.1 shall conform to the agreed-upon specifications and any relevant additional requirements specified in the Program Plan for non-clinical, research-scale supply of Product. In manufacturing Compounds, the Parties shall comply with all applicable laws, rules, and regulations. Each Party shall have the right to have its personnel observe the manufacture and testing of Compounds by the other Party under the Program.

7.2       Supply of Compounds and Products for Development and Commercialization
          -------------------------------------------------

          Microcide shall be responsible for the manufacture of Compounds to meet its requirements for Development and Commercialization of Products in the Territory, subject to Section 7.3.

7.3       NAEJA Right of Offer to Manufacture or Have Manufactured Supply of
          ------------------------------------------------------------------
          Compounds for Development and Commercialization
          -----------------------------------------------

     (a) NAEJA shall have a right of offer to manufacture or have manufactured and supply Compounds for further manufacture into Products for Development and for Commercialization of Products within the Territory, provided that NAEJA demonstrates that it, and its Affiliates or sublicensees, if and as applicable, can meet the quality, scale, regulatory, cost and timeline requirements, as reasonably determined by Microcide. Microcide shall notify NAEJA at least [*] prior to the date upon which it expects to commence manufacture of Compounds for both Development and for Commercialization of Products. If NAEJA desires to manufacture or have manufactured Compounds for Microcide, its Affiliates or sublicensees, and can demonstrate that it can meet the foregoing criteria for supply of Compound for Development or Commercialization of such Product, then it shall promptly (but in no event later than ten (10) days following its receipt of Microcide's notice) so notify Microcide, and provide to Microcide such

[*] Confidential Treatment Requested
      information as Microcide shall reasonably request to determine whether NAEJA can meet Microcide's criteria for the manufacture of such Compound for such purpose. Microcide shall, within the thirty (30) day period following NAEJA's notice of interest in manufacturing or having manufactured a Compound for Development or Commercialization pursuant to this Agreement, notify NAEJA whether Microcide desires to negotiate with NAEJA the terms of an agreement for the manufacture and supply of Compounds for either Development or Commercialization of Products in the Territory, as applicable (either a "Development Supply Agreement" or a "Commercial Supply Agreement", respectively; the term "Supply Agreement" shall refer to either a Development Supply Agreement or a Commercial Supply Agreement, as applicable).


(b) If Microcide determines that NAEJA has demonstrated its ability to meet Microcide's requirement for the manufacture of a Compound for Development or Commercialization, as applicable, and so notifies NAEJA within the thirty (30) day period following its receipt of NAEJA's notice of interest, the Parties shall negotiate the terms of a Supply Agreement therefor, as provided in Section 7.3(a) during the sixty (60) day period following, Microcide's notice of interest in so negotiating with NAEJA (the "Negotiation Period"). Any such Supply Agreement between the Parties for supply of a Compound for Development or Commercialization of Products shall contain [*]. Nothing in this Agreement shall be construed to obligate either Party to enter into a Supply Agreement with the other Party.

(c) If Microcide notifies NAEJA that it has determined that NAEJA does not meet its criteria for manufacturing Compound for Development or Commercialization of Products in the Territory, or if the Parties do not enter into a Supply Agreement within the Negotiation Period, NAEJA's right of offer to manufacture and supply a Compound for either Development or Commercialization, as applicable, of a Product in the Territory shall terminate, and Microcide shall retain the right to manufacture or have manufactured such Compound for such purpose without obligation to NAEJA.

(d) NAEJA's right of offer to manufacture or have manufactured Compounds hereunder shall apply on a Compound by Compound basis. Microcide shall retain the right to manufacture or have manufactured Compound for Product whether or not NAEJA and Microcide enter into a Supply Agreement pursuant to this Section 7.3.

[*] Confidential Treatment Requested

7.4       Cooperation
          -----------

          Each Party shall make all reasonable, good faith efforts to record, deliver and communicate all Information necessary or useful to the manufacture of Compound in compliance with the specifications during the Program, and with current Good Manufacturing Practices, where applicable, and shall reasonably assist in the transfer of technology to the other Party, its Affiliates, sublicensees, and Third Party suppliers to enable such entity to manufacture Compound for use pursuant to this Agreement. Any Party providing assistance to the other Party pursuant to this Section 7.4 shall be compensated for its reasonable efforts on a time-and-materials basis, at rates such Party customarily charges for similar work, if such assistance is provided after expiration of the Program Term.


7.5       Territory Manufacture and Supply by Microcide or Third Parties
          --------------------------------------------------------------

          Microcide shall have the right to manufacture or have manufactured finished Products from Compounds for Development and for Commercialization of Products within the Territory, and shall have the right to manufacture or have manufactured bulk Compound for Development and Commercialization of Products within the Territory, notwithstanding NAEJA's right of offer provided in Section 7.3.


7.6       Packaging and Shipping
          ----------------------

          Microcide, its Affiliates and sublicensees shall be responsible for final packaging, labeling and shipment of Products for Development and Commercialization within the Territory.


                                   ARTICLE 8
                               COMMERCIALIZATION

8.1       General
          -------

          Microcide, its Affiliates and sublicensees shall be responsible for Commercialization of Products within the Territory.

8.2       Efforts
          -------

          Microcide will Commercialize the Products in such countries in the Territory as Microcide, in its sole discretion, determines and after Microcide obtains Regulatory Approval for such Products in such countries, [*].

                                   ARTICLE 9
                                CONFIDENTIALITY

9.1       Confidentiality; Exceptions
          ---------------------------

          Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement, or any provisions of this Agreement other than those that may become publicly available in connection with filings made in compliance with requirements of the Securities and Exchange Commission (collectively referred to as "Confidential Information") and subject to Section 9.2, except to the extent that it can be established by the receiving Party that such Confidential Information:


     (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (c) became generally available to, the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

     (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.


9.2       Authorized Disclosure
          ---------------------

          Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 9, Confidential Information to any Third Party for the purpose of carrying out activities expressly authorized under this Agreement, including disclosures to sublicensees, and to potential investors, corporate partners, permitted Third Party manufacturers, or investment bankers. Each Party acknowledges that if the other Party files a registration statement covering the sale of its securities with a regulatory authority in a country, such other party may be required to file a copy of this Agreement with its public disclosure statement. The Party filing such a copy agrees to seek confidential treatment of at least the economic terms of this Agreement with respect to any such filing and to comply with this Section 9.2.


9.3       Survival
          --------

          This Article 9 shall survive the termination or expiration of this Agreement.

9.4       Termination of Prior Agreement
          ------------------------------

          This Agreement supersedes the Confidentiality Agreements between NAEJA and Microcide dated March 3, 2000. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 9, and shall be included within the definitions of NAEJA Know-how and Microcide Know-how.


9.5       Publications
          ------------

          Except as required by law, each of the Parties agrees that it shall not publish or present Information relating to the Products or Compounds without the prior written consent of the other Party. If a Party desires to publish or present such Information it shall provide to the other Party the opportunity to review such proposed publication or presentation (including information to be presented orally) as early as reasonably practical, but not later than forty five (45) days prior to the anticipated date of submission or disclosure to a Third Party. The receiving party shall respond to the Party wishing to publish with comments thereon to be incorporated or a denial of the request for publication within fifteen (15) days of receiving such materials from the Party wishing to publish. A Party shall not submit such abstract or manuscript for publication or make such presentation until and unless it incorporates all of the other Party's comments in such publication or presentation and receives the other Party's written consent for such publication or presentation. Notwithstanding the foregoing provisions of this Section 9.5, Microcide shall have the right to prepare and distribute any materials and Information used in the marketing of Products, provided only that disclosure of such materials and Information does not violate Microcide's obligations under Section 9.1.


9.6       Press Release

          Except to the extent required by law or as otherwise permitted in accordance with this Section 9.6, neither Party will make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties may issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder, and the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.


                                  ARTICLE 10
                           OWNERSHIP OF INTELLECTUAL
                          PROPERTY AND PATENT RIGHTS

10.1      Inventorship and Ownership
          --------------------------

     (a)  Determination of Inventorship.  Inventorship of any inventions made in
          -----------------------------
          the course of performing work under this Agreement shall be determined in accordance with United States patent law.

     (b)  Microcide Ownership of Program Inventions and Patents.  Microcide
          -----------------------------------------------------
          shall solely own any inventions that relate to the composition of matter, use or manufacture of compounds within the Classes that are made by either Party, its Affiliates, employees, agents or independent contractors, solely or jointly with the other Party, its Affiliates, employees, agents or independent contractors, in the course of performing work under the Program ("Program Inventions"). Microcide
                                              ------------------
          shall solely own and have the sole right to file, prosecute, maintain and own all Patents claiming Program Inventions ("Program Patents").
                                                            ---------------

     (c)       Other Inventions. Ownership of inventions made by the Parties,
               ----------------
          their Affiliates, employees, agents or independent contractors during the course of performing under the Program other than Program Inventions shall be determined in accordance with the inventorship of such inventions pursuant to Section 10.1(a). Any such inventions made jointly by both Parties' Affiliates, employees, agents, or independent contractors shall be "Joint Patents" for the purposes of this Article
                                -------------
          10.

     (d)       Assignments, Assignment of Inventions. NAEJA shall, and hereby
               -------------------------------------
          does, assign to Microcide all of NAEJA's right, title and interest in and to Program Inventions and Program Patents solely to the extent necessary to achieve the allocation of ownership of inventions and intellectual property rights provided in this Section 10.1. NAEJA agrees to provide [*] to Microcide, [*], in obtaining and from time to time enforcing and defending Microcide's rights as set forth in this
          Section 10.1 to Program Inventions and Program Patents, including without limitation and as applicable, preparing documentation for the assignment to Microcide

[*] Confidential Treatment Requested
          of all or part of the right, title and interest of its Affiliates, employees, agents or independent contractors in and to such Program Inventions and Program Patents, to achieve the allocation of ownership provided in this Section 10.1. If Microcide is unable, after reasonable effort, to secure the signature of any NAEJA employee, agent or independent contractor on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to Program Inventions, NAEJA hereby designates and appoints Microcide and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect Microcide's rights therein with the same legal force and effect as if executed by NAEJA.

     (e)       Consultation with Counsel; Project Team Oversight. If during the
               -------------------------------------------------
          course of planning the filing and prosecution of patent applications and maintenance of patents pursuant to this Section 10.1, either the Party responsible for filing such application or maintaining, such Patent, or the Project Team determines that to obtain optimal scope of patent protection, ownership of a particular Patent should vest in a Party other than the Party that would otherwise own such Patent under this Section 10.1, then the Project Team shall confer to discuss and recommend to the Parties whether to vary the allocation of ownership rights and responsibilities under this Section 10.1 with respect to such Patent; provided, however, that the ownership terms set forth in this Agreement shall not be amended except by mutual written agreement executed by both Parties.

     (f)       Joint Project Team. The Project Team shall coordinate the
               ------------------
          Parties' activities, and attempt to resolve disputes between the Parties with respect to the allocation of rights and obligations, under this Section 10.1.

     (g) Assignment of Joint Patents. Notwithstanding the foregoing, in the event that Microcide determines, in its sole discretion, that it will not proceed with Development of a Product incorporating or comprising an invention claimed by any and/or all Joint Patents related solely to the Azole antifungals alone, Microcide agrees to assign its right, title and interest in and to such Joint Patents to NAEJA.

10.2      Disclosure of Patentable Inventions
          -----------------------------------

          Promptly after becoming aware of an invention made by its Affiliates, employees, agents or independent contractors during the course of its performance of the Program, each Party shall notify the other Party of such invention, including with such notice a description of such invention. In advance of filing a patent application on such inventions, each Party shall provide to the other Party any a copy of such patent application reasonably in advance of the intended date for submission of such application to a governmental Patent authority for review and comment by the other Party.

10.3      Patent Filings
          --------------

     (a)       The Project Team. The Project Team will coordinate the filing of
               ----------------
          patent applications and related filings solely for Joint Patents with government Patent authorities pursuant to this Section 10.3. The Project Team shall determine which Party shall file, prosecute and maintain Joint Patents. [*] shall bear all reasonable expenses related to the filing, prosecution and maintenance of Joint Patents.

     (b) Program Patents Responsibilities. Microcide shall, at its sole discretion, prepare, file, prosecute and maintain all Microcide Patents worldwide. During the term that this Agreement is in effect, Microcide shall keep NAEJA informed of the status of each such Microcide Patent (including without limitation notifying NAEJA reasonably in advance of the filing of any application therein to allow NAEJA to exercise its rights under Section 10.3(c)) and shall give [*] concerning the preparation, filing, prosecution and maintenance thereof. Microcide shall bear [*] incurred for preparing, filing, prosecuting, and maintaining Microcide Patents, pursuant to this Section 10.3(b).

     (c)       Coordination of Filing and Prosecution of Patents Covering
               ----------------------------------------------------------
          Manufacturing or Synthesis Intermediates. If either Party intends to
          ----------------------------------------
          file a patent application pursuant to this Section 10.3 that claims or discloses an Intermediate (the "Filing Party"), it shall so notify the other Party and the Project Team and provide to the other Party a copy of the proposed specification of such patent application at least twenty (20) days before filing such application. If the other Party has the right under this Section 10.3, and intends to file a patent application claiming or disclosing an Intermediate claimed or disclosed in the specification provided by the Filing Party, then it shall so notify the Filing Party within ten (10) days of receiving such specification from the Filing Party and neither Party may file its respective patent application claiming or disclosing such Intermediate except as provided in this Section 10.3(c). Promptly following the Filing Party's receipt of a notice from the other Party pursuant to the foregoing sentence, the Project Team shall coordinate and oversee the Parties' preparation of patent applications having identical specifications disclosing such Intermediate(s), with each Party's patent application claiming inventions owned by such Party pursuant to Section 10.1. The Project Team shall also coordinate and oversee the filing of such patent applications with relevant Patent authorities on the same day.

     (d)       Cooperation. The Parties shall cooperate reasonably in the filing
               -----------
          prosecution of Patents under this Section 10.3 and shall share all material Information relating thereto promptly after receipt of such Information.

     (e)       Backup Rights. In the event that Microcide, having the
               -------------
          responsibility to file, prosecute or maintain a Patent under Section 10.3(b) decides not to

[*]  Confidential Treatment Requested
          proceed with the filing, prosecution or maintenance thereof, it shall so notify NAEJA promptly (but in no event later than thirty (30) days prior to any relevant deadline for filing such documents or paying such fees) and NAEJA shall have the right but not the obligation to file, prosecute or maintain such Patent, at its expense; provided, however, that Microcide shall remain the sole owner of such Patent.


10.4      Third Party Patent Rights
          -------------------------

          Except as expressly provided in Article 12, neither Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of Product. Each Party agrees promptly to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

10.5      Enforcement Rights
          ------------------

     (a) Infringement by Third Parties' Competitive Products. If any Microcide Patent is infringed in any manner by a Third Party, or if any Joint Patent is infringed by a Third Party in connection with the manufacture, use, sale, offer for sale or import of a product competitive with a Product ("Competitive Product Infringement"), the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail. Microcide shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement within the Territory, by counsel of its own choice. Microcide shall be the "Lead Party" and NAEJA shall be the "Secondary Party". The Secondary Party shall have the right, but not the obligation, to participate in any such action with respect to its interest in the Joint Patents and to be represented by counsel of its own choice. If the Lead Party fails to bring an action or proceeding to enforce a Patent Controlled by the Secondary Party within a period of one hundred twenty (120) days after having knowledge of infringement of such Patent, then the Secondary Party shall have the right to bring and control any such action by counsel of its own choice, and the Lead Party shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding hereunder, the other Party shall have the right, but not the obligation, to join such action or proceeding as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party(ies) bringing suit under this Section 10.5(a) shall be [*] in favor of the Parties, and any remaining damages shall be treated as [*], if NAEJA

[*] Confidential Treatment Requested
          controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.5(a) relating to a Patent Controlled by a Party shall be entered into without the consent of such Party, not to be unreasonably withheld.

     (b) Defense and Settlement of Third Party Claims against Products If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, sale, offer for sale or import of any Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. Defense of any such claim in the Territory shall be controlled by Microcide; provided that NAEJA shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion.

     (c) Expenses Incurred Pursuant to Section 10.5(b) The expenses of patent infringement defense, settlements and judgments pursuant to
          Section 10.5(b) with respect to Products shall be borne [*]; provided, however, that [*].

     (d) Infringement by Third Parties of Joint Patents If any Joint Patent is infringed by a Third Party other than by reason of Competitive Product Infringement, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail. Microcide shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement, by counsel of its own choice. NAEJA shall have the right, but not the obligation, to participate in any such action with respect to Joint Patents and to be represented by counsel of its own choice. If Microcide fails to bring an action or proceeding to enforce a Joint Patent under this Section 10.5(d) within a period of one hundred twenty (120) days after having knowledge of infringement of such Joint Patent, then NAEJA shall have the right to bring and control any such action by counsel of its own choice, and Microcide shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding hereunder, the other Party shall have the right but not the obligation to join such action or proceeding as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section 10.5(f) shall be [*] in favor of the Parties, and any remaining damages shall be [*]. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.5(d) may be entered into without [*].

[*] Confidential Treatment Requested

10.6      Patent Marking

          Microcide shall mark Products with appropriate patent numbers or indicia as necessary to maintain the enforceability of NAEJA Patents, Joint Patents and Microcide Patents.


                                  ARTICLE 11
                             TERM AND TERMINATION

11.1      Term

          Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and, shall expire on January 15, 2003. The term of this Agreement may be extended by mutual written agreement of the Parties. If a Party desires to extend this Agreement, it shall notify the other Party no later than ninety (90) days prior to the expiration of this Agreement. Thereafter, the Parties may commence negotiations concerning an extension. Nothing in this Agreement shall be construed to obligate either Party to enter into an agreement to extend the term of this Agreement.


11.2      Termination for Cause

          Either Party may terminate this Agreement upon (i) twenty (20) days written notice upon or after the failure to pay money to the other Party as required by this Agreement, if the breaching party has not cured such breach within the twenty (20) day period following written notice of termination by the other Party; and (ii) upon sixty (60) days written notice upon or after the material breach of any other material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within the sixty (60) day period following written notice of termination by the other Party.

11.3      Effect of Termination

     (a) Without limiting NAEJA's right to pursue such other remedies as provided by law or equity, upon termination of this Agreement by NAEJA pursuant to Section 11.2 or Section 14.8: (i) all rights and licenses granted to Microcide under Article 5 shall terminate; (ii) Microcide shall pay all sums accrued hereunder which are then due (except as expressly otherwise provided in this Agreement); (iii) Microcide shall return to NAEJA, or at NAEJA's request destroy, all NAEJA Information and any supplies of compounds provided by NAEJA for Research under the Program;

     (b) Without limiting Microcide's right to pursue such other remedies as provided by law or equity, upon termination of this Agreement by Microcide pursuant to Section 11.2 or Section 14.8: (i) all rights and licenses granted to NAEJA with respect to the Product under Article 5 shall terminate; (ii) NAEJA shall return to Microcide, or at Microcide's request destroy, all

          Microcide Information, and any supplies of compounds and Product provided by Microcide for Research under the Program.

11.4      Accrued Rights, Surviving Obligations

          Termination of this Agreement shall not affect any accrued rights and remedies of either Party.

                                  ARTICLE 12
                        REPRESENTATIONS AND WARRANTIES

12.1      Representations and Warranties

          Each Party hereby represents and warrants to the other Party as follows:

     (a) Corporate Power. It is duly organized and validly existing under the laws of the state, province or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     (b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     (d) Title. To the best of its knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in Article 5 and other ownership rights conveyed pursuant to this Agreement.

     (e) No Conflict. It has not entered into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and shall not have taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

     (f) Employees and Consultants. All of its employees, agents and independent contractors have executed agreements requiring assignment to it of all inventions made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the Confidential Information of such Party.

     (g)       [*]

     (h) Accurate Information. It is not aware of any data or information given to the other Party relating to the Classes or the activities to be conducted pursuant to this Agreement which is untrue or inaccurate or of any other data or information which is necessary to make the data and information provided to the other Party complete and not misleading.

     (i) Sufficient Resources. It has and will maintain sufficient expertise and resources to fulfill its obligations under this Agreement.


12.2 Disclaimer of Warranties. The Parties understand that the activities to be undertaken pursuant to this Agreement will involve technologies and products that have not been approved by any regulatory authority and that neither Party in any way whatsoever, represents or warrants guarantees the safety or usefulness of the Products. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                  ARTICLE 13
                                INDEMNIFICATION

13.1      Indemnification by NAEJA

          NAEJA hereby agrees to indemnify, hold harmless and defend Microcide, its Affiliates, employees, agents and independent contractors against any and all expenses, costs of defense (including without limitation reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Microcide becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims result from [*].


13.2      Indemnification by Microcide

[*] Confidential Treatment Requested

          Microcide hereby agrees to indemnify, hold harmless and defend NAEJA, its Affiliates, employees, agents and independent contractors against any and all expenses, costs of defense (including without limitation reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts NAEJA becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of [*].



13.3      Conditions to Indemnification

          As a condition to a Party's right to receive indemnification under this Article 13, such Party will: (i) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto; (ii) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (iii) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of or that otherwise materially affects the indemnified Party's rights under this Agreement without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this Article 13 with respect to claims or suits settled or compromised without its prior written consent.


                                  ARTICLE 14
                                 MISCELLANEOUS

14.1      Assignment

     (a) Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement without consent to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all such Party's duties and obligations hereunder, except that no intellectual property of any Third Party acquiror of such Party will be included in the licenses granted hereunder. This Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 14.1 will be null and void.

[*] Confidential Treatment Requested

     (b) This Agreement shall survive any merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder.

     (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

14.2      Dispute Resolution

     (a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14.2 if and when a dispute arises under this Agreement.

          Unless otherwise specifically provided in this Agreement, disputes among the Parties will be resolved by reference first to the Project Team and the Joint Research Committee. Disputes that are unresolved by the Joint Research Committee shall be submitted to the Parties' respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fifteen
          (15) days after such notice is received. Such designated officers are as follows:

          For Microcide:            Chief Executive Officer

          For NAEJA:                Chief Executive Officer

          In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime after the fifteen (15) day period seek to resolve the dispute through the means provided in
          Section 14.2(b).

     (b) Any claim or controversy arising out of or related to this Agreement or any breach hereof that is not resolved by the designated committee and/or officer as provided in this Agreement shall be submitted to a court of competent jurisdiction as follows: (a) if such suit or proceeding is initiated by NAEJA, in the Superior Court of the County of Santa Clara, California or the United States District Court for the Northern District of California; (b) if such suit or proceeding is initiated by Microcide, in the Province of Alberta, Canada. The Parties hereby consent to the jurisdiction and venue of such courts for such claims and controversies. Notwithstanding the foregoing, disputes between the Parties regarding the validity, scope or enforceability of patents issued outside the United States shall be submitted to a court of competent jurisdiction in the country where such patent has issued.

14.3      Force Majeure

          Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, earthquake, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure. Notwithstanding the foregoing, no Party shall be entitled to claim force majeure in respect of its obligations to pay money.


14.4      Compliance with Law

          Each Party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any applicable federal, state, provincial or other governmental authority.

14.5      Governing Law

          This Agreement is deemed to have been entered into in the State of California and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of California, without regard to its rules and principles of conflicts of law.

14.6      Entire Agreement

          This Agreement, including all Exhibits attached hereto, and all documents delivered concurrently herewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior and contemporaneous agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. The Letter Agreement and the Amendment, shown as Exhibit C and Exhibit D respectively, which shall not be deemed part of this Agreement, are considered by the Parties to be consistent in all respects with this Agreement. The Parties agree that in the case of any ambiguity in this agreement, such ambiguity shall, if possible, be resolved in a manner which is consistent with the Letter Agreement and the Amendment. In case of any conflict between the Letter Agreement, the Amendment and this Agreement, this Agreement (without Exhibits C and D) will govern.



14.7      Relationship of the Parties

          Nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

14.8      Bankruptcy

          Notwithstanding Section 11.2, either Party may terminate this Agreement upon written notice if the other Party is not paying its debts as they become due, becomes insolvent, files or has a petition in bankruptcy or any such similar petition or process under the insolvency laws of Canada or any other jurisdiction, proposes dissolution, liquidation, financial reorganization or recapitalization with creditors, makes an assignment or trust agreement for the benefit of creditors, or, if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of such Party.

14.9      Notices

          All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to NAEJA,
addressed to:                                   NAEJA PHARMACEUTICAL INC.

                                                          #2, 4290 9 1 A Street
                                                             Edmonton, Alberta,
                                                                 Canada T6E 5V2
                                             Attention: Chief Executive Officer
                                                      Telephone: (780) 462-4044
                                                       Telecopy- (780) 461-0196


With copy to:
                                                                   Lorna Melnyk
                                                         133 Esquire Lewis Road
                                                            Humboldt, TN, 38343
                                                                         U.S.A.
                                                      Telephone: (901) 784-5725
If to Microcide,
addressed to:                                   MICROCIDE PHARMACEUTICALS, INC.

                                                               850 Maude Avenue
                                                        Mountain View, CA 94043
                                             Attention: Chief Executive Officer
                                                      Telephone: (650) 428-1550
                                                        Telecopy:(650) 428-3545

With copy to:                                                  Latham & Watkins
                                                         135 Commonwealth Drive
                                                           Menlo Park, CA 94025
                                             Attention: Alan C. Mendelson, Esq.
                                                      Telephone: (650) 328-4600
                                                        Telecopy:(650) 463-2600


14.10     Waiver

          Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

14.11     Severability

          If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.12     Headings

          The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

14.13     Counterparts

          This Agreement may be executed in two or more Counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.


                              NAEJA PHARMACEUTICAL INC.

                              By:

                              Chief Executive Officer


                              MICROCIDE PHARMACEUTICALS, INC.

                              By:

                              Chief Executive Officer

                                   Exhibit A

                                    CLASSES



The Program Plan of this agreement includes and is restricted to research on the Azole antifungal agents, as exemplified by NAEJA's proprietary compounds [*] and [*], and which have the following general formula I:



                                      [*]


                                      [*]

                                      [*]

                                    Wherein
                                      [*]
                                      [*]
                                      [*]
                                      [*]




[*] Confidential Treatment Requested

                                   Exhibit B

                                 PROGRAM PLAN

NAEJA shall: (i) [*] compounds [*]; and (ii) [*] evaluation [*]. Subject to
Section 3.8, Microcide and NAEJA shall: (i) [*]; and (ii) [*] profiling and downstream preclinical evaluations [*]. Preliminary microbiological evaluation of the compounds and combination will be carried out by both Parties, while follow-up microbiology and pharmacology will be performed by Microcide. The Joint Research Committee will evaluate the progress of each element of the Program Plan and provide such evaluation to Microcide. Microcide will decide, in its sole discretion, whether to undertake all or any of the following: (i) [*];
(ii) [*]; (iii) [*]; and (iv) [*]


[*] Confidential Treatment Requested